Exhibit 14.1

WELLGISTICS HEALTH, INC.

Code of Business Conduct and Ethics

Table of Contents

I.	Purpose and Scope		2

II.	Standards of Conduct		3
	A.	Compliance with Laws, Rules and Regulations	3
	B.	Conflicts of Interest and Corporate Opportunities.	6
	C.	Insider Trading	8
	D.	Confidentiality	8
	E.	Honest and Ethical Conduct and Fair Dealing	9
	F.	Scientific Integrity	9
	G.	Protection and Proper Use of Corporate Assets.	9
	H.	Cybersecurity	9
	I.	Data Protection	10
	J.	Political Contributions/Gifts	10
	K.	Bribes, Kickbacks and Other Improper Payments	10
	L.	International Trade Controls	10
	M.	Accuracy of Records	10
	N.	Health and Safety	11
	O.	The Environment	11
	P.	Discrimination and Harassment	11
	Q.	Public Disclosures, Media Relations and Speaking Publicly	11

III.	Compliance Procedures		12
	A.	Communication of Code	12
	B.	Monitoring Compliance and Disciplinary Action	12
	C.	Communication Channels:	13
	D.	Anonymity	14
	E.	No Retaliation	14

IV.	Waivers and Amendments		15

Code of Business Conduct and Ethics

I.	Purpose and Scope

At Wellgistics Health, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), we believe that conducting business ethically is essential to our long-term success. Ethics, integrity, and honesty are the foundations upon which we wish to continue to build our reputation and competitive excellence. We expect every director, officer, and employee to practice the highest standards of conduct in every business relationship – within the Company and with our customers, business partners and competitors.

It is important that each officer, director and employee of the Company clearly understands and abides by the Company’s steadfast commitment to ethics, integrity and honesty. We must comply with applicable laws, rules and regulations in all aspects of our operations at all times. Everyone at the Company shall promote this culture of compliance. The Board of Directors of the Company has adopted and will administer this Code of Business Conduct and Ethics (this “Code”) to support the Company’s directors, officers and employees in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties.

The Company expects its directors, officers and employees to exercise reasonable judgment when conducting the Company’s business. The Company encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and spirit of this Code. The Company also understands that this Code will not provide an answer to every problem you may encounter or address every concern you may have about conducting the Company’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, the Company encourages you to speak with your supervisor (if applicable) or, if you are uncomfortable doing that, with the Company’s Chief Executive Officer (“CEO”) or the Company’s Chief Operating Officer (“COO”).

This Code is neither a contract nor a comprehensive manual that covers every situation you might encounter. The Company’s directors, officers and employees generally have other legal and contractual obligations to the Company, and this Code is not intended to reduce or limit the other obligations you may have to the Company. Instead, this Code should be viewed as imposing the minimum standards the Company expects from its directors, officers and employees in the conduct of the Company’s business.

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II.	Standards of Conduct

A. Compliance with Laws, Rules and Regulations: The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. The Company also maintains policies regarding such matters, including insider trading, corporate communications, fraud and abuse, self-dealing and various employment practices, all of which supplement what is set forth in this Code and are readily available to Company personnel and can be obtained upon request to the CEO or COO. You are expected to comply with all applicable laws, rules, regulations and Company policies, to use good judgment and common sense in seeking to do so, and to ask for advice when you are uncertain about them. Questions or concerns about compliance issues should be raised by any of the means indicated under “Communication Channels” discussed in the below “Compliance Procedures” section.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the CEO or COO. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

1. Compliance with Antitrust and Competition Laws: The Company supports the principles and philosophies embodied in antitrust and competition laws in any location where the Company does business. It is the Company’s policy to comply with the laws that apply to its operations in the United States and throughout the world. This brief commentary is not intended to provide employees with all answers to antitrust questions. Rather, it is designed to help employees recognize situations that have antitrust implications so that they will know when to seek advice.

Described in general terms, antitrust and competition laws are designed to prevent unfair, restrictive, or collusive practices and, thus, to promote healthy competition in open markets within the free enterprise system and enhance the benefits of product innovation. Antitrust and competition laws of the United States, the European Union, and other countries abroad reflect these policies. Because the antitrust and competition laws are very technical and vary from country to country, it is essential that employees obtain legal advice before considering any activities of the type described in the following paragraphs. In many countries, agreements with competitors to fix prices, to make collusive bids, to allocate markets or customers, or refuse to do business, or agree with distributors on end-user prices violate the law. In addition, certain cooperative activities in the area of pricing, such as the exchange of current or future price information or marketing plans with competitors, should be avoided.

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The following practices are prohibited:

a.	Any understanding, plan, or agreement with a competitor regarding:

●	prices
●	price changes
●	bids
●	discounts
●	promotions
●	rebates
●	terms and conditions of sales
●	profits
●	any other matter relating to or affecting price

b.	Discussions with a competitor or exchanging information with a competitor about any of the previously listed matters.

c.	Discussions, plans, or agreements with competitors to allocate customers, divide territories, or control or limit production or research.

d.	Discussions, plans, or agreements with competitors to refrain from doing business with a particular company or to limit doing business with a particular company.

Joint activity or joint projects with competitors or others should be closely monitored, with the advice of legal counsel, to ensure the legality of the operation. Review by counsel must be obtained before undertaking any such project, and also as it develops.

Employees are permitted to attend trade association meetings. These include associations of customers as well as trade associations of the industries in which the Company is involved. However, trade association meetings are a favorite area of examination by antitrust enforcement officials. It is important that employees be particularly careful to conduct themselves in a manner that is above suspicion when attending these meetings. The following rules should be followed:

a.	Attend only meetings of legitimate trade and professional associations held for proper business, scientific, or professional purposes.

b.	Apart from purely social affairs, never attend informal gatherings of representatives of competitors before, during, or after the formal business sessions of a trade association meeting. Such informal meetings are always suspect.

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c.	Take no part in, or even listen to, any discussions of price, terms of sales, boycotts, or blacklists at an association meeting. However, discussions of general economic trends and government restrictions and programs may be proper. If the discussion at an association meeting turns to the subject of competitors’ pricing or other prohibited topics, leave the room and notify the CEO or COO immediately.

d.	If the agenda of an upcoming association meeting indicates questionable subjects, check in advance with the CEO or COO before attending.

e.	Advise the CEO or COO promptly of any activity of an association that may appear to be illegal or even suspicious.

2. Healthcare Industry Laws and Regulations: The Company’s existing and potential products and services are subject to a variety of complex federal, state, local and foreign laws and regulations that govern the products and services the Company offers and is developing. These laws and regulations include, but are not limited to, United States Federal Drug and Food Administration (“FDA”) regulations and those of similar regulatory authorities outside the United States in which the Company may conduct business. Some of the Company’s products and services may be subject to the strictest level of such laws and regulations. Each employee must be familiar with those laws and regulations that affect his or her responsibilities. The Company is committed to complying with all such laws and regulations.

3. Payments to Government Officials: No payment shall be made by the Company to any government official for the purpose of influencing any of the official’s acts or decisions, or inducing the official to use personal influence to affect any governmental act or decision. “Payment” means a transfer of money, a gift, or an offer or promise to give anything of value, whether made directly or indirectly, through trade associations, agents, consultants, or others. “Government Official” includes an officer or employee or any person acting for or on behalf of a government or a government unit.

4. FCPA and International Anti-Bribery Laws: Many countries have laws that prohibit the payment of bribes to government officials. The U.S. Foreign Corrupt Practices Act (“FCPA”) also prohibits the Company from making payments to officials of governments outside the U.S. for the purpose of obtaining favorable government action or keeping government business. Specifically, this law prohibits the Company from directly or indirectly offering, promising to pay, or paying money or anything of value to government officials for the purpose of:

●	Influencing the acts or decisions of the official.
●	Inducing the official to act or failing to act in violation of his or her duties.
●	Inducing the official to use his or her influence to assist in obtaining or retaining business for or directing business to any person.

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The law also prohibits using intermediaries (for example, foreign affiliates, agents, and consultants) to channel payments to government officials for the same purposes. This law applies to the Company and all employees and agents of the Company, regardless of their residence or nationality.

To promote compliance with the FCPA and similar laws, the Company has adopted the Foreign Corrupt Practices Act and Anti-Corruption Policy, which extends to all Company personnel and agents.

5. Compliance with Securities Laws: The primary objective of securities laws is to ensure that the public has accurate and complete information on which to base investment decisions. In furtherance of the commitment of the Company to furnish full, fair, accurate, timely and understandable disclosure in accordance with these securities laws, the Company has adopted Disclosure Committee Guidelines which incorporate the Company’s policies and procedures concerning internal financial controls. These policies and procedures must be strictly followed. If you obtain information causing you to believe that the Company’s books or records are not being maintained, or that its financial condition or results of operations are not being disclosed, in accordance with these controls and procedures, you must report the matter immediately and directly to the CEO or COO.

Regulation FD restricts the selective disclosure of material non-public information concerning the Company. In order to promote compliance with Regulation FD, the Company has adopted its Corporate Communications Policies and Procedures which applies to all of the Company’s directors, officers, employees and consultants and limits to a select group of executives the responsibility of communicating with investors, securities analysts, media members and other market participants (as defined in the Corporate Communications Policies and Procedures).

To promote compliance with applicable securities trading laws, the Company has adopted an Insider Trading Policy, which applies to all of the Company’s directors, officers, employees and consultants and governs transactions involving the Company’s securities.

B. Conflicts of Interest and Corporate Opportunities: The Company recognizes and respects the right of its directors, officers and employees to engage in outside activities that they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all, cases this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and the Company’s interests.

A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with the Company’s interests. Conflicts of interest can arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that can make it difficult for him or her to perform the responsibilities of his or her position objectively or effectively in the Company’s best interests. Conflicts of interest can also occur when a director, officer or employee or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director’s, officer’s or employee’s position with the Company. Each individual’s situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

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Any material transaction, responsibility, obligation, or relationship that reasonably could be expected to give rise to a conflict of interest must be reported promptly to the CEO or COO, who may notify the Board or a committee of the Board as he or she deems appropriate. Actual or potential conflicts of interest involving a director or executive officer other than the CEO or COO must be disclosed directly to the CEO or COO. Actual or potential conflicts of interest involving the CEO or COO should be disclosed directly to the Board.

The following is a non-exhaustive list of examples of situations involving potential conflicts of interest that should be disclosed:

●	any Company loan to any employee, officer, or director, or Company guarantee of any personal obligation;

●	employment by or acting independently as a consultant to a Company competitor, customer, or supplier;

●	directing Company business to any entity in which an employee or close family member has a substantial interest;

●	owning, or owning a substantial interest in, any competitor, customer, or supplier of the Company;

●	using Company assets, intellectual property, or other resources for personal gain; and

●	accepting anything of more than nominal value – such as gifts, discounts, or compensation – from an individual or entity that does or seeks to do business with the Company, other than routine entertainment and meals that are business related.

You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Thus, you may not (i) take for yourself corporate opportunities that are discovered through the use of Company property or information or as a result of your position, without first offering such opportunities to the Company; (ii) use corporate property, information, or position for personal gain; or (iii) compete with the Company. Further, you must comply with all your obligations under any non-competition, non-solicitation and no-interference (or similar arrangement) between you and the Company.

Directors and officers of the Company must adhere to their fundamental duties of good faith, due care, and loyalty owed to the Company and its stockholders, and to act at all times with the Company’s and its stockholders’ best interests in mind. Any business arrangements or transactions with the Company in which any directors or executive officers of the Company and certain other parties have a direct or indirect material financial interest must be approved in accordance with the Company’s Related Party Transaction Policy.

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C. Insider Trading: Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Compliance Policy, which is distributed to employees and is also available from the CEO or COO.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the CEO or COO before making any such purchase or sale.

D. Confidentiality: Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, its customers or business partners if disclosed. Unauthorized disclosure of any confidential information is prohibited, and employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. This obligation is in addition to the requirements of any confidentiality agreement that you may have entered into with the Company. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business or technical, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons. The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s Corporate Communications Policies and Procedures, which is available to you.

You also must abide by any lawful obligations that you have to any former employer(s). These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

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Notwithstanding the foregoing, nothing in this Code, any other Company policy or code, or in any agreement between you and the Company prevents you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Further, you do not need prior authorization from the Company to make any such reports or disclosures, nor are you required to notify any party that you have made such reports or disclosures.

E. Honest and Ethical Conduct and Fair Dealing: Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

F. Scientific Integrity: Our business is based on science and technology. Our business requires the use of processes, scientific methods, and other technology that demand attention to detail, safety, and high standards of professional care. This work must be conducted with attention to detail and the highest standard of professional care. Falsification, fabrication or plagiarism in connection with the proposal, performance or review of research, or in reporting its results, amounts to scientific misconduct when committed intentionally or with reckless disregard of accepted practices. No knowingly false, inaccurate, or misleading data should ever be recorded or reported in connection with the conduct of the Company’s business including your work for the Company. In addition, the Company’s business must be conducted without knowing misappropriation or infringement of any third parties rights or intellectual property.

G. Protection and Proper Use of Corporate Assets: Employees, officers and directors should seek to protect and ensure efficient use of the Company’s assets. You should protect against the improper disclosure, theft, or misuse of the Company’s intellectual and physical property. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers and directors must use the Company’s services and assets, including e-mail and all computer systems, solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else. The content of the Company’s electronic communication infrastructure (e-mail, voicemail, Internet access) is not protected by any right of personal privacy and, where permitted by law, the Company may access and monitor it at any time without notice. Unauthorized or improper disclosure, theft, or misuse of any such Company property is strictly prohibited.

H. Cybersecurity: The Company has a strong commitment to information security and the prevention of cyber-attacks. This commitment is vitally important to sustaining compliance and competitiveness and protecting our reputation in the marketplace. Security controls are in place and reviewed continuously to protect against emerging cyber threats. The Company reserves the right, without notice, to monitor the use of the Company information systems in order to, among other things, ensure the integrity of the systems and identify unauthorized use, access or release of Company data and systems.

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You are personally responsible for knowing and complying with the Company’s information security policies and practices and those of third-parties that apply to the Company. The inappropriate use of information technology or data may expose the Company to risks, including cyber-attacks and security breaches of information technology. Do not intentionally compromise or subvert the Company’s cybersecurity controls. You must be careful when handling information tools and systems in order not to inadvertently allow unauthorized access to confidential information. You must report any suspected cybersecurity exposures or incidents to your manager, the head of the Company’s information technology, the CEO or the COO immediately.

I. Data Protection: The Company may obtain personal information about employees, vendors and customers as part of its business. This information may be contained in employment, financial or other records. All such documents and information are to be treated as confidential and should be processed, maintained and safeguarded in accordance with applicable laws, rules, and regulations, including without limitation the General Data Protection Regulation (EU) 2016/679 (“GDPR”), California Consumer Privacy Act of 2018, Cal. Civ. Code § 1798.100 et seq. (“CCPA”), as applicable, and other relevant laws. You will comply with all policies and procedures designed to comply with these laws and other data protection laws. All requests and inquiries shall be forwarded to the CEO or COO.

J. Political Contributions/Gifts: Business contributions to political campaigns are strictly regulated by federal, state, provincial and local law in the U.S. and many other jurisdictions. Accordingly, all political contributions proposed to be made with the Company’s funds must be coordinated through and approved by the CEO and COO. Directors, officers and employees may not, without the approval of the CEO and COO, use any Company funds for political contributions of any kind to any political candidate or holder of any national, state or local government office. Directors, officers and employees may make personal contributions, but should not represent that they are making contributions on the Company’s behalf. Specific questions should be directed to the CEO or COO.

K. Bribes, Kickbacks and Other Improper Payments: The Company does not permit or condone bribes, kickbacks or other improper payments, transfers or receipts. No director, officer or employee should offer, give, solicit or receive any money or other item of value for the purpose of obtaining, retaining or directing business or bestowing or receiving any kind of favored treatment.

L. International Trade Controls: Many countries regulate international trade transactions, such as imports, exports and international financial transactions and prohibit boycotts against countries or firms that may be “blacklisted” by certain groups or countries. The Company’s policy is to comply with these regulations and prohibitions even if compliance may result in the loss of some business opportunities. Employees should learn and understand the extent to which international trade controls apply to transactions conducted by the Company.

M. Accuracy of Records: Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

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All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

N. Health and Safety: The Company is committed to providing safe and healthful working conditions for its employees, contractors, and visitors. The Company will conduct all operations and activities in a manner that protects human health and the quality of life. The Company recognizes that the responsibilities for safe and healthful working conditions are shared in the following ways:

1.	The Company will establish and implement health and safety programs and policies and provide the safeguards required to ensure safe and healthful conditions;

2.	Supervisors and managers will create an environment where employees have genuine concern for safety and all operations are performed with the utmost regard for the safety and health of all personnel involved; and

3.	All employees are expected to conduct their work in a safe manner and comply with all health and safety programs, policies, procedures, and laws.

4.	No employee may bring a firearm, weapon or explosive substance into the workplace. The prohibition on firearms and weapons does not apply to security guards who are licensed and expressly authorized to carry a firearm or weapon.

O. The Environment: The Company is committed to operating its businesses and facilities and to producing its products in a manner that respects and protects human health and the environment. The Company requires that its operations are in compliance with all national, regional, and local regulations relating to the environment, such as those affecting air emissions, water purity and waste disposal. Compliance with legal requirements is only a minimum standard. All employees are expected to be alert to environmental issues. Employees with responsibilities in any of these areas are expected to inform themselves of all standards applicable to their activities and to inquire of management if they are unsure of the requirements affecting their responsibilities.

P. Discrimination and Harassment: The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples of prohibited conduct include derogatory comments based on race, gender, ethnicity or sexual preference and unwelcome sexual advances.

More specific and detailed policies for employees regarding discrimination, harassment and similar matters may be found in the Company Employee Handbook.

Q. Public Disclosures, Media Relations and Speaking Publicly: It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

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Since the Company’s reputation is one of its most important assets and because of the need to provide honest and consistent responses to the media, all inquiries and contacts from the media must be directed to one of the following officers (each a “Designated Media Contact”): (i) CEO, (ii) COO or (iii) the Company’s Chief Financial Officer. Unless a Designated Media Contact specifically authorizes an employee to speak on behalf of the Company, employees must refer members of the media to a Designated Media Contact may not make any comments on behalf of the Company, whether officially or “off the record.” All press releases concerning the Company are to be issued only with the approval of a Designated Media Contact.

Employees communicating in any public venue or forum (whether by publishing or posting any material in written or electronic format (including articles, social media postings, blogs, videos or other media), giving interviews or making public appearances) must not give the appearance of speaking or acting on the Company’s behalf without the prior approval of a Designated Media Contact.

No employee may disclose any confidential Company business-related information in connection with any such communication, such as information concerning the Company’s customers, technologies, products or services without the prior approval of a Designated Media Contact.

For policies with respect to communications with investors and securities analysts, rather than members of the media, please refer to the Corporate Communications Policies and Procedures. The Corporate Communications Policies and Procedures additionally provide guidance to employees regarding compliant and responsible decisions about their use of social media.

III.	Compliance Procedures

A. Communication of Code: All current directors, officers and employees are being supplied a copy of the Code. Future directors, officers and employees will be supplied a copy of the Code when beginning service at the Company. All directors, officers and employees will be expected to review and sign an acknowledgment regarding the Code on a periodic basis. Updates of the Code, when adopted, will be promptly supplied to directors, officers and employees. Directors, officers and employees also can obtain a copy of the Code by requesting one from the CEO or COO or any individual involved with the administration of human resources activities for the Company.

B. Monitoring Compliance and Disciplinary Action: The Company’s management, under the supervision of its Board or a committee of the Board or, in the case of accounting, internal accounting controls, auditing or securities law matters, the Audit Committee, shall take reasonable steps to (i) monitor compliance with the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

The Company is committed to taking prompt and consistent action in response to violations of this Code. The Company will promptly investigate internally reports of suspected violations. It will evaluate suspected violations on a case-by-case basis and apply an appropriate sanction, including, in its sole discretion, reporting the violation to authorities. Disciplinary measures for violations of the Code will be determined in the Company’s sole discretion and may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service, and restitution.

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The Company’s management shall periodically report to the Board or a committee of the Board on these compliance efforts including, without limitation, alleged violations of the Code and the actions taken with respect to violations.

C. Communication Channels:

Be Proactive. Among your most important responsibilities in this Company are the obligations to (1) comply with this Code and all applicable laws, and (2) report any situation or conduct you believe may constitute a possible violation of the Code or applicable laws. Every employee is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of law, rule or regulation resulting from the conduct of the Company’s business or occurring on the Company’s property. If an employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code or any law, rule or regulation applicable to the Company, he or she is obligated to bring the matter to the attention of the Company.

Seeking Guidance. The best starting point for employees seeking advice on ethics-related issues or wishing to report potential violations of the Code will usually be their supervisor. However, if the conduct in question involves an employee’s supervisor, if the employee has reported the conduct in question to the supervisor and does not believe that the supervisor has dealt with it properly, or if the employee does not feel comfortable discussing the matter with the supervisor, the employee may raise the matter with the CEO or COO.

Communication Alternatives. Any officer or employee may communicate with the CEO or COO, or report potential violations of the Code, by any of the following methods:

●	By e-mail to bnorton@wellgistics.com or tony@wellgistics.com (anonymity cannot be maintained); or

●	In writing (which can be done anonymously as set forth below under “Anonymity”), addressed to the attention of the Chief Executive Officer or Chief Operating Officer, by mail to Wellgistics Health, Inc., 3000 Bayport Drive, Suite 950, Tampa, FL 33607; Attn: Chief Executive Officer or Chief Operating Officer.

Reporting Accounting and Similar Concerns. Concerns or questions regarding potential violations of the Code, a Company policy or procedure or laws, rules or regulations relating to accounting, internal accounting controls, or auditing or securities law matters will be directed to the Audit Committee of the Board (the “Audit Committee”) or a designee of the Audit Committee in accordance with the procedures established by the Audit Committee for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. Officers and employees can also communicate directly with the Audit Committee or its designee regarding such matters by the following methods (which can be done anonymously as set forth below under “Anonymity”):

●	By e-mail to the email addresses listed above under Communication Alternatives (anonymity cannot be maintained); or

●	In writing to the physical address listed above under Communication Alternatives (which can be done anonymously as set forth below under “Anonymity”).

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Cooperation. Employees are expected to fully cooperate with the Company in any investigation of a potential violation of the Code, any other Company policy or procedure, or any law, rule or regulation, providing and not concealing any information and documentation requested or otherwise known to be relevant to the subject matter at issue, making themselves available for participation throughout the course of any such investigatory efforts, and being honest and candid at all times.

Misuse of Reporting Channels. Employees should not use these reporting channels in bad faith or in a false or frivolous manner or to report grievances that do not involve the Code or other ethics-related issues.

Director Communications. In addition to the foregoing methods, a director also can communicate concerns or seek advice with respect to this Code by contacting the Board through its Lead Director, as applicable, or the Audit Committee.

D. Anonymity: The Company prefers that officers and employees, when reporting suspected violations of the Code, identify themselves to facilitate the Company’s ability to take steps to address the suspected violation, including conducting an investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

An officer or employee who wishes to remain anonymous may do so, and the Company will use reasonable efforts to protect confidentiality. If a report is made anonymously, however, the Company may not have sufficient information to investigate or evaluate the allegations. Accordingly, persons who report suspected violations anonymously should provide as much detail as they can to permit the Company to evaluate the allegation and, if it deems appropriate, conduct an investigation.

E. No Retaliation: The Company forbids any retaliation against an officer or employee who, acting in good faith on the basis of a reasonable belief, reports suspected violations of the Code, voices other ethical concerns, or who is involved on the Company’s behalf in investigating or helping to resolve any such issue. Specifically, the Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against, such an officer or employee. Any acts of retaliation against an employee for any such conduct will be treated as a serious violation of this Code and may result in discipline, including immediate termination by the Company and/or criminal or civil sanctions. If you believe you have been subjected to such retaliation, you should report the situation as soon as possible to the CEO or COO.

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IV.	Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes, without limitation, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board or, if permitted, the Audit Committee, and (ii) if required, the waiver is promptly disclosed to the Company’s securityholders in accordance with applicable U.S. securities laws and the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

Any waivers of the Code for other employees may be made by the CEO, COO, the Board or, if permitted, the Audit Committee.

All amendments to the Code must be approved by the Board and, if required, must be promptly disclosed to the Company’s securityholders in accordance with United States securities laws and NASDAQ rules and regulations.

Adopted by Board of Directors effective: December 11, 2024

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand and that I agree to comply with, the Code of Business Conduct and Ethics of Wellgistics Health, Inc. (the “Company”). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of such Code of Business Conduct and Ethics.

Date: __________________	Signature: __________________

Name: _____________________
(Please Print)
Title: ______________________

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